PROPERTY FINANCING AND OPERATING AGREEMENT

THIS PROPERTY FINANCING AND OPERATING AGREEMENT (the "**Agreement**") is made and entered into effective as of the ◆ day of April, 2007 (the "**Effective Date**")

BETWEEN:

ALLIED MINERALS, a company incorporated under the laws of the Federal Republic of Nigeria, and having an address for notice and delivery located at ◆, Apapa, Lagos, Nigeria

(the "**Allied**")

OF THE FIRST PART

AND:

GENEVA RESOURCES INC., a company incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 1005 Terminal Way, Suite 110, Reno, Nevada, U.S.A., 89502

(the "**Geneva**")

OF THE SECOND PART

WHEREAS Allied has represented that it is or will be the sole legal, recorded and beneficial owner of an undivided 100 percent interest in and to, has the right to mine and is in the process of obtaining licences for, certain mineral licenses, claims, concessions or reservations (collectively, the "**mineral claims**") situated in Nigeria and more particularly described in Schedule "A" which is attached hereto (and herein called the "**Property**");

AND WHEREAS Allied now wishes to grant to Geneva the exclusive right and option to acquire an initial and undivided sixty five percent (65%) beneficial and economic interest in and to the Property; which will be reduced to a fifty two percent (52%) beneficial and economic interest over time and predicated on commercial production from the Property; all on the terms and conditions as set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One United States Dollar ($1.00) now paid by Geneva to Allied (the receipt whereof is hereby acknowledged), the parties hereto do hereby mutually covenant and agree as follows:

1.0 INTERPRETATION

1.1 The following words, phrases and expressions shall have the following meanings:

(a) "**Affiliate**" means a company that is affiliated with another company as described below;

A company is an "Affiliate" of another company if:

(i) one of them is the subsidiary of the other, or

(ii) each of them is controlled by the same person;

A company is "controlled" by a person if:

(iii) voting securities of the company are held, other than by way of security only, by or for the benefit of that person, and

(iv) the voting rights attached to those voting securities are entitled, if exercised, to elect a majority of the directors of the company;

A person beneficially owns securities that are beneficially owned by:

(v) a company controlled by that person, or

(vi) an Affiliate of that person or an Affiliate of any company controlled by that person;

(b) "**Business Day**" means a day on which banks are open for business in London, England;

(c) "**Due Diligence Period**" means that forty five (45) calendar day period beginning on the Effective Date of this Agreement;

(d) "**Effective Date**" means the effective date indicated on page one of this Agreement;

(e) "**Environmental Claims**" means any and all administrative, regulatory, or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, or proceedings relating in any way to any Environmental Law or any permit issued under any Environmental Law, including, without limitation:

(i) any and all claims by government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and

(ii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive or other relief resulting from hazardous materials, including any release of those claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

(f) "**Environmental Laws**" means all requirements of the common law, civil code, or of environmental, health, or safety statutes of any agency, board, or governmental authority including, but not limited to, those relating to (i) noise, (ii) pollution or protection of the air, surface water, ground water, or land, (iii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation, (iv) exposure to hazardous or toxic substances, or (v) the closure, decommissioning, dismantling, or abandonment of any Facilities, and the reclamation or restoration of lands;

(g) "**Expenditures**" includes all direct or indirect expenses of or incidental to Mining Operations. The certificate of the Controller or other financial officer of Geneva, together with a statement of Expenditures in reasonable detail, shall be prima facie evidence of such Expenditures;

(h) "**Facilities**" means all mines and plants, including without limitation, all pits, shafts, adits, haulageways, raises and other underground workings, and all buildings, plants, facilities, and other structures, fixtures, and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operator of the Property as a mine or outside the Property if for the exclusive benefit of the Property only;

(i) "**Force Majeure**" means an event beyond the reasonable control of Geneva that prevents or delays it from conducting the activities contemplated by this Agreement. Such events shall include but not be limited to acts of God, war, insurrection, action or inaction of governmental or regulatory agencies, inability to obtain any environmental, operating or other permits or approvals, authorizations or consents, fire, strikes, lockouts or other industrial disturbances, non-availability of materials, equipment or transportation, and inclement weather conditions acts of terrorism, vandalism or kidnapping;

(j) "**Law**" or "**Laws**" means all Nigerian laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Property or Mining Operations, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make laws applicable to the parties during periods when the laws are not applicable by their terms or the timing of their enactment;

(k) "**Mineral Products**" means all ores, metals and minerals, including, without limitation, copper and zinc, mined or extracted from the Property or any portion thereof and any concentrates which may be derived from operating the Property or any part thereof as a mine;

(l) "**Mining Operations**" includes:

(i) every kind of work done on or with respect to the Property or the Mineral Products by or under the direction of Geneva; and

(ii) without limiting the generality of the foregoing, includes the work of assessment, environmental, geophysical, geochemical, geological, land, and airborne surveys, studies, assessments and mapping, investigating, testing, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, assaying, working and procuring minerals, ores and metals, in surveying and bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, acquisition of mineral claims, access or surface rights, exploration, development, preparation of a feasibility study, mining work, installation, erection, or construction, and operation of Facilities, milling, concentration, bonification or ores and concentrates, as well as the separation and extraction of Mineral Products, and reclamation or remediation in all cases limited to work relating to the exploration and mining for and of copper and zinc;

(m) "**Option**" means the sole exclusive right and option granted by Allied to Geneva to acquire an initial and undivided sixty five percent (65%) beneficial and economic interest in and to the Property; which will be reduced to a fifty two percent (52%) beneficial and economic interest over time, predicated on commercial production from the Property; as more particularly set forth in Part 2.0;

(n) "**Option Period**" means the period from the Effective Date up until the end of the Due Diligence Period.

(o) "**Programs**" means plans, including budgets, for every kind of work done or in respect of the Property, and, without limiting the generality of the foregoing, includes exploration and development work, assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring Product, surveying and bringing any mineral claims to lease or patent, reporting and all other work usually considered to be prospecting, exploration, development and mining work. Upon the exercise by Geneva of the Option, Programs also, without limitation, include Mining Operations;

(p) "**Property**" means the mineral claims described in Schedule "A" and all mining leases and other mining rights and interests derived from such claims, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted and Property includes all Property Rights; and

(q) "**Property Rights**" means all mineral licenses and all prioritized and protocoled applications for exploration licenses, permits, easements, rights-of-way, certificates, exclusive prospecting orders and other approvals obtained by either of the parties either before or after the Effective Date and necessary for the exploration and development of any of the mineral interests comprising the Property;

1.2 Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

1.3 Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

2.0 DUE DILIGENCE PERIOD AND THE OPTION

2.1 During the Due Diligence Period Allied shall permit Geneva, through its directors, officers, employees and authorized agents and representatives, full access to Allied's books, records and property including, without limitation, all of the assets, mineral properties, contracts and minute books of Allied, so as to permit Geneva to make such investigation of Allied and the Property as Geneva considers advisable to enable Geneva to determine whether to proceed with the Option.

2.2 On or before the last day of the Due Diligence Period, Geneva may elect by notice in writing to Allied (the "**Notice to Proceed**") to proceed with the Option, and if Geneva fails to give the Notice to Proceed in the manner provided under this Agreement, Geneva shall be deemed to have elected not to proceed with the Option and this Agreement shall be treated as being at an end and of no further force and effect.

2.3 Subject to Geneva giving Notice to Proceed to Allied as provided hereunder, Allied hereby grants to Geneva an undivided sixty five percent (65%) beneficial and economic interest in and to the Property provided that Geneva:

(a) grants to the order and to the direction of Allied, within five Business Days of the date of the Notice to Proceed, subject to the prior receipt of all required regulatory requirements and or approvals, as further defined in Clause 3.1, if any, three hundred thousand (300,000) stock options (the "**Share Options**") to acquire an equivalent number of common shares of Geneva, with the Share Options being exercisable for a period of three years from the date of granting at an exercise option price then equal to the five-day average trading price of Geneva's shares on the NASD Over-the-counter bulletin board preceding the date of delivery of the Notice to Proceed; and

(b) funds Expenditures on the Property totalling not less than three million United States dollars (U.S. $3,000,000) commencing after the Notice to Proceed is given.

2.4 Upon Geneva giving Notice to Proceed and granting the Share Options to Allied, Geneva shall be deemed to have exercised the Option (the "**Exercise**") and shall be entitled to an undivided sixty five percent (65%) beneficial and economic interest in and to the Property.

2.5 After the Exercise both parties will use their respective reasonable commercial efforts to ensure that:

(a) Stacey Kivel joins Geneva as its full-time President and Chief Executive Officer;

(b) each of Allied and Geneva will have the right to appoint one representative to the respective Board of Directors of the other party hereto; and

(c) each of Allied and Geneva will favourably consider the entering into of any reasonable and additional mineral claim joint ventures which may be proposed by either party and which fits within both party's respective plans of operation at that time, and from time to time, during the exploration and development of the within Property interests.

2.6 This Agreement represents the granting of an option only, and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating Geneva to do any acts or make any payments or issuances hereunder, and any act or acts, issuance or issuances or payment or payments as shall be made hereunder shall not be construed as obligating Geneva to do any further act or make any further issuance or payment until the point in time that the Option is Exercised..

3.0 <u>SHARE ISSUANCES</u>

3.1 The parties acknowledge that any shares or options to acquire shares in the capital of Geneva to be issued and delivered pursuant to this Agreement may be subject to hold periods and legending requirements as required by applicable securities laws and regulation. For greater certainty, the shares of Geneva to be issued to Allied upon exercise of the Share Options; as more particularly set forth in Clause 2.0; and the shares of Geneva to be issued to Allied upon a certain level of commercial production having been achieved; as more particularly set forth in Clause 7.0; shall be free of all restrictions on trading other than those imposed by law or a securities regulatory body with jurisdiction over Geneva.

3.2 Geneva has not granted or agreed to grant to Allied any rights (including piggyback registration rights), to have any securities of Geneva issued under this Agreement registered with the U.S. Securities and Exchange Commission or registered or qualified with any other governmental authority.

4.0 TRANSFER OF BENEFICIAL OWNERSHIP

4.1 Forthwith following Exercise of the Option, Allied shall deliver to Geneva confirmation satisfactory to Geneva that Geneva is the owner of a sixty five percent (65%) undivided beneficial and economic interest in the Property, and the parties' respective interests in the Property shall be held in accordance with the terms and conditions of this Agreement.

5.0 OPERATOR AND WORK PROGRAMS

5.1 Geneva shall act as the Operator after Exercise. The Operator will be responsible for carrying out Programs in consultation with Allied and in connection therewith..

5.2 Geneva shall prepare a suggested Program and provide it to Allied thirty (30) calendar days prior to the commencement of work for Allied's review and approval; such approval not to be unreasonably withheld or delayed.

5.3 Geneva, as Operator, shall carry out work in accordance with an approved Program and shall provide to Allied summary progress and Expenditure reports on a monthly basis.

5.4 In carrying out its duties as Operator, Geneva will:

(a) comply with the provisions of all agreements or instruments of title under which the Property is held;

(b) pay all Expenditures properly incurred promptly as and when due;

(c) keep the Property free of all liens and encumbrances (other than those, if any, in effect on the Effective Date or the creation of which is permitted by this Agreement) arising out of the carrying out of Mining Operations and, in the event of any lien being filed as mentioned, proceed with diligence to contest or discharge it;

(d) prosecute claims or, where a defence is available, defend litigation arising out of the carrying out of Mining Operations, provided that any party may join in the prosecution or defence at its own expense;

(e) perform assessment work or make payment in lieu thereof and pay the rentals, taxes, or other payments and do all other things necessary to maintain the mineral claims comprising the Property in good standing, including without limitation staking and restaking mineral claims and applying for licenses, leases, grants, concessions, permits, patents, and other rights to and interests in the mineral claims comprising the Property;

(f) maintain accounts in accordance with generally accepted accounting principles in the mining industry in the United States;

(g) perform its duties and obligations in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable federal, provincial, state, territorial, and municipal laws, by-laws, ordinances, rules and regulations, and this Agreement;

(h) regulate access to the Property, subject only to the right of designates of the parties authorized in writing to have access to the Property at all reasonable times at their own risk and expense for the purpose of inspecting Mining Operations;

(i) employ and engage employees, agents, and independent contractors that it considers necessary or advisable to carry out its duties and obligations and, in this connection, to delegate any of its powers and rights to perform its duties and obligations under this Agreement; however the Operator will not enter into contractual relationships with a party to this Agreement or any of its associates or affiliates except on terms that are commercially competitive;

(j) permit Allied, at its own expense, to inspect, take abstracts from, or audit any or all of the records and accounts related to the Property and any Mining Operations done thereon during normal business hours;

(k) obtain and maintain, or cause any contractor engaged under this Agreement to obtain and maintain, adequate insurance (as determined by the Operator in its sole discretion, acting reasonably) during any period in which Mining Operations are carried out under this Agreement;

(l) arrange for and maintain workers' compensation or equivalent coverage for all eligible employees engaged by the Operator in accordance with local statutory requirements; and

(m) transact, undertake, and perform all transactions, contracts, employments, purchases, operations, negotiations with third parties, and any other matters undertaken on behalf of the parties in the Operator's name.

5.5 Within sixty (60) calendar days following the completion of any Program, Geneva, as the Operator, will deliver to Allied a statement showing in detail the Expenditures incurred during the Program and the aggregate Expenditures incurred to the end of such Program, and Allied will have thirty (30) calendar days from the time of receipt of such statement to question the accuracy thereof in writing; failing which such statement will be deemed to be correct and unimpeachable thereafter.

5.6 If a statement delivered pursuant to Subsection 5.5 is questioned by Allied:

(a) Allied will have two months from the time of delivery of the statement to have such audited;

(b) the audited results will be final and determinative of the amount of Expenditures incurred for the audited period; provided that, if such audit discloses a deficiency in the amount of Expenditures required to be incurred to maintain the Option in

good standing, Geneva may pay to Allied the amount of such deficiency within fifteen (15) calendar days following receipt of notice of such audited results, whereupon such amount will be deemed to have been Expenditures incurred during the audited period; and

(c) the costs of the audit will be borne by the party requesting the audit if the Operator's statement was accurate within five percent (5%) and will be borne by the Operator if such statement was not accurate within five percent (5%).

5.7 During the currency of this Agreement and the Option, Allied will:

(a) not do any act or thing which would or might in any way adversely affect the rights of Geneva hereunder to earn up to an undivided sixty five percent (65%) interest in the Property;

(b) not relinquish or abandon all or any part of its interest in the mineral claims comprising the Property other than in circumstances where it gives Geneva the first right to acquire same; and

(c) not mortgage, pledge or encumber the mineral claims comprising the Property after the Effective Date without Geneva's prior written consent, which may not be unreasonably withheld.

(d) Maintain the Mineral Claims and the Property in good standing.

6.0 MANAGEMENT COMMITTEE

6.1 Following the Exercise the parties shall establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement with a view to bringing the Property into commercial production as a mine. The Management Committee shall consist of two members appointed by Allied and two members appointed by Geneva as Operator. Each party may appoint an alternate to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by prior written notice to the other party.

6.2 Each party, acting through its appointed member, shall have votes on the Management Committee, in proportion to its interest, which at the time of Exercise shall be sixty five percent (65%) for Geneva and thirty five percent (35%) for Allied. Unless otherwise provided in this Agreement, the vote of a party with a percentage interest greater than fifty percent (50%) shall determine the decisions of the Management Committee.

6.3 The Management Committee shall hold regular meetings at least annually in London, England or at other mutually agreed places. The Operator shall give thirty (30) calendar days' notice to Allied of such regular meetings (unless such notice is waived by Allied). Additionally, either party may call a special meeting upon seven days notice to the other party (unless such notice is waived by the other party). In case of emergency, reasonable notice of a special meeting shall suffice. With respect to a regular or special meeting of the Management Committee, there shall be a quorum if at least one member representing each

party is present; provided, however, that in the event that a quorum does not exist at any such meeting, either party may reschedule the meeting, at a time at least two days following the originally scheduled meeting but no later than seven days following the originally scheduled meeting, and, at such rescheduled meeting, there shall be a quorum if at least one member representing a party having greater than a twenty percent (20%) percentage interest is present. Each notice of a meeting shall include an itemized agenda prepared by the Operator in the case of a regular meeting, or by the party calling the meeting in the case of a special meeting, but any matter may be considered with the consent of the parties. The Operator shall prepare minutes of all meetings and shall distribute copies of such minutes to Allied within thirty (30) calendar days after the meeting. Allied shall have thirty (30) calendar days after receipt to sign and return such copies or to provide any written comments on such minutes to the Operator. If Allied timely submits written comments on such minutes, the Management Committee shall seek, for a period not to exceed thirty (30) calendar days, to agree upon minutes of such meeting acceptable to the parties. At the end of such period, failing agreement by the parties on revised minutes, the minutes of the meeting shall be the original minutes as prepared by the Operator, together with the comments on the minutes made by Allied. These documents shall be placed in the minute book maintained by the Operator.

6.4 In lieu of meetings, the Management Committee may hold telephone conferences, so long as minutes are prepared in accordance with Subsection 6.3. The Management Committee may also take actions in writing signed by all members.

7.0 OPERATING AGREEMENT

7.1 With effect from the Exercise until the commencement of commercial production from the Property, Geneva shall contribute one hundred percent (100) of all costs on and with respect to the Property. For greater certainty, the interest of Allied shall be a thirty five percent (35%) carried interest, subject to adjustment as provided under Subsection and 7.3.

7.2 Following the commencement of commercial production, the net profit interests will remain thirty five (35%) Allied, sixty five (65%) Geneva until such time as Geneva has recouped one hundred and seventy five percent (175%) of its preproduction and production costs.

7.3 After Geneva has recouped one hundred and seventy five percent (175%) of its preproduction and production costs as provided in Subsection 7.2, Geneva shall be entitled to receive fifty two percent (52%) of all cash flow from the Property and Allied shall be entitled to receive forty eight percent (48%) of all cash flow from the Property and all subsequent cash flow shall be distributed to the parties on that basis. Forthwith following this change in profit share, Allied shall deliver to Geneva confirmation satisfactory to Geneva that Geneva is the owner of a fifty two percent (52%) undivided beneficial and economic interest in the Property, and the parties' respective interests in the Property shall be held in accordance with the terms and conditions of this Agreement.

7.4 After Geneva has recouped 175 percent of its preproduction costs as provided in Subsection 7.3, and after commercial production reaches 250 tons of Mineral Product per day, Geneva will issue to the order and direction of Allied two hundred and fifty thousand (250,000)

fully paid and non assessable shares from Geneva's treasury pursuant to any regulations mentioned in Section 3.3.

8.0 DISPOSITION OF PRODUCTION

8.1 Geneva, as Operator, shall make arrangements for sale of Mineral Products and shall be entitled to deduct its costs and expenses from the proceeds.

9.0 KAVITEX MILL

9.1 Both during the Option Period and after the Exercise, and should Geneva at anytime, and in its sole and absolute discretion, determine to acquire the Kavitex Mill (the "**Mill**") for use in Mining Operations in respect of the Property, and in the event that Geneva is successful in acquiring the Mill; which the parties acknowledge has a fair market value of approximately one hundred and eighty five thousand United States dollars (U.S. $185,000); Geneva will immediately transfer a thirty five percent (35%) percent interest in the Mill to Allied..

9.2 If Geneva is successful in acquiring the Mill, Geneva shall be responsible for funding all refurbishments and repairs necessary to bring the Mill into a serviceable state suitable for use in Mining Operations.

10.0 ASSIGNMENT

10.1 During the term of this Agreement, either party may sell, transfer, assign, or otherwise dispose of its interest in this Agreement or its right or interest in the mineral claims comprising the Property provided that it has first obtained the consent in writing of the other party; such consent not to be unreasonably withheld. It will be a condition of any assignment under this Agreement that such purchaser or assignee shall agree in writing to be bound by the terms of this Agreement, to perform all the obligations of the selling party to be performed under this Agreement, and to subject any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Subsection 10.1.

10.2 The provisions of Subsection 10.1 of this Agreement will not prevent any party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

10.3 Notwithstanding subsection 10.1, each party may freely assign its rights under this Agreement (including its rights in respect of the Option) to an Affiliate, provided that where the assignee ceases to be a Affiliate, the rights under this Agreement will automatically be transferred back to the party. Where a party assigns its rights under this Agreement to an Affiliate, it shall notify the other party of such assignment within ten days of the assignment.

11.0 TERMINATION

11.1 This Agreement shall forthwith terminate in circumstances where:

(a) Geneva does not give Notice to Proceed by the end of the Due Diligence Period as per Subsection 2.2

(b) Geneva gives thirty (30) calendar days' notice of termination to Allied which it shall be at liberty to do at any time after the date on which the Notice to Proceed is given and the Share Options are issued as per Subsection 2.3; or

(c) Should Allied not obtain the necessary licences to carry out Mining Operations within six (6) months of the Exercise, Geneva shall have the right to terminate.

(d) the parties mutually agree in writing.

12.0 REPRESENTATIONS, WARRANTIES AND COVENANTS OF ALLIED

12.1 Allied represents, warrants and covenants to and with Geneva as follows:

(a) Allied is a company duly organized validly existing and in good standing under the laws of the Federal Republic of Nigeria;

(b) Allied has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d) the mineral claims comprising the Property have been duly and validly staked and recorded, are accurately described in Schedule "A", are in good standing under the laws of the jurisdiction in which they are located and are free and clear of all liens, charges and encumbrances other than those of which Geneva has been advised in writing;

(e) Allied has made all taxes, assessment, rentals, levies, or other payments relating to the Property required to be made to any Laws;

(f) during the period that Allied has been the beneficial owner of the Property, the Property has been operated substantially in accordance with all applicable Laws and, to the knowledge of Allied there are no environmental conditions existing in the Property to which any material remedial action is required or any material liability has or may be imposed under applicable Laws;

(g) Allied has not received from any government instrumentality any notice of or communication relating to any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any Mining Operations;

(h) Allied is, or will be, during the Option Period and after Exercise of the Option, the sole legal, recorded and beneficial owner of the mineral claims comprising the Property, the sole owner of the right to mine the mineral claims comprising the Property, the sole owner of the license or licenses for the exploration and development of the mineral claims comprising the Property and the right to enter into this Agreement and all necessary authority to transfer up to an undivided 65 percent beneficial and economic interest in and to all commercial production of any Mineral Product located in and on the mineral claims comprising the Property in accordance with the terms of this Agreement;

(i) no person, firm or corporation has any proprietary or possessory interest in the mineral claims comprising the Property other than Allied, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any Mineral Products removed from the Property;

(j) there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the mineral claims comprising the Property or the interests of Allied therein nor is Allied aware of any acts that would lead it to suspect that the same might be initiated or threatened; and

(k) there are no outstanding agreements or options to purchase or otherwise acquire the mineral claims comprising the Property or any portion thereof or any interest therein.

13.0 REPRESENTATIONS, WARRANTIES AND COVENANTS OF GENEVA

13.1 Geneva represents, warrants and covenants to and with Allied that:

(a) it is a company duly organized validly existing and in good standing under the laws of the State of Nevada, U.S.A.;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and will obtain such necessary registrations as are necessary to explore and hold legal interests in mining properties in Nigeria;

(c) neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e) this Agreement constitutes a legal, valid and binding obligation of Geneva;

(f) after the Exercise, Geneva will keep the Property in good standing, free and clear of all liens, charges and encumbrances, will carry out all Mining Operations in a miner-like fashion and will obtain all necessary licenses and permits and shall fund such obligations in accordance with Sections 2.0 and 3.0 hereof; and

(g) after the Exercise Geneva will use commercially reasonable efforts to bring the Property into commercial production as a mine.

14.0 INDEMNITY AND SURVIVAL OF REPRESENTATIONS

14.1 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Geneva and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

14.2 Geneva agrees to indemnify and save harmless Allied from any liability to which it may be subject arising from any Mining Operations carried out by Geneva or at its direction.

15.0 CONFIDENTIALITY

15.1 The During the term of this Assignment, the Parties recognize that they may be sharing the same personnel, computer systems, consultants and services contractors, and that is it likely that Geneva will become aware of certain confidential information relating to Allied ("Allied Confidential Information") and that Allied will become aware of certain confidential information relating to Geneva ("Geneva Confidential Information"). Geneva agrees that it will keep, and procure that it, its affiliates and co-venturers and the respective officers, employees, contractors, consultants and agents of all of them will keep Allied Confidential Information strictly confidential and will not disclose it to any third parties other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation in which case such disclosure shall only be made after consultation with Allied. Allied agrees that it will keep, and procure that it, its affiliates and co-venturers and the respective officers, employees, contractors, consultants and agents of all of them will keep, Geneva Confidential Information strictly confidential and will not disclose it to any third parties or trade in shares of Geneva based on Confidential Information; other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation in which case such disclosure shall only be made after consultation with Geneva.

16.0 NOTICE

16.1 All notices, consents, demands and requests (in this Section 16.0 called the "**Communication**") required or permitted to be given under this Agreement shall be in writing and may be delivered personally or may be sent by facsimile or other electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by facsimile or other electronic means shall be deemed to have been given and received on the second Business Day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the seventh Business Day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered.

17.0 FURTHER ASSURANCES

17.1 Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

18.0 ENTIRE AGREEMENT

18.1 The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein.

19.0 PROPER LAW AND ARBITRATION

19.1 This Agreement will be governed by and construed in accordance with the laws of England and Wales. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said Rules. The arbitration shall be held in London, England, and the language for the arbitration shall be English. The award rendered by the arbitrator shall be final and binding upon the Parties thereto, and judgment upon the award may be entered in any court having jurisdiction thereof or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Each Party shall bear its own expenses of the arbitration but the fees and costs of the arbitrator shall be borne equally by the Parties participating in the arbitration. The arbitrator in his absolute discretion shall have the power to award reasonable attorneys' fees to either of the Parties.

20.0 ENUREMENT

20.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

21.0 DEFAULT

21.1 Notwithstanding anything in this Agreement to the contrary if any party (a "**Defaulting Party**") is in default of any requirement (other than as set forth in Section 2.0) herein set forth, the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance, and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement.

22.0 TECHNICAL DATA

22.1 In circumstances where this Agreement is terminated prior to Exercise, Geneva shall deliver over to Allied all technical data and other documents and information then in its possession respecting the Property.

23.0 PAYMENTS

23.1 All references to monies hereunder shall be in U.S. funds.

20.0 SUPERSEDES PREVIOUS AGREEMENTS

20.1 This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

21.0 REGULATORY APPROVAL

21.1 The obligations of Geneva under this Agreement are subject to the receipt of all required regulatory approvals. Allied agrees to use commercially reasonable efforts to assist Geneva in obtaining such regulatory approval, including signing and delivering or providing all such documents and information as may reasonably required.

22.0 COUNTERPART AND FACSIMILE

22.1 This agreement may be signed by the parties hereto in counterparts and by facsimile or other electronic means, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date above.

23.0 FORCE MAJEURE

23.1 In circumstances where either party is prevented, due to Force Majeure, from carrying out any of its duties under this Agreement, then the either party shall forthwith give the other party written notice of the commencement and termination of the said Force Majeure. The party giving notice of Force Majeure shall be obligated to use best efforts to work towards

rectifying the circumstances causing the Force Majeure, with assistance from the other Party, to work towards ending the Force Majeure period.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the _____ day of April, 2007, to take effect as of the Effective Date first above written.

ALLIED MINERALS

Per: ______________________
Authorized Signatory

GENEVA RESOURCES, INC.

Per: ______________________
Authorized Signatory
Stacey Kivel
Director

Per: ______________________
Authorized Signatory

Marcus M. Johnson
President

SCHEDULE "A"

This is Schedule "A" to that certain Mineral Property and Operating Agreement between Allied Minerals (as Allied) and Geneva Resources, Inc. (as Geneva) dated for reference effective as of ◆ day of April, 2007.

Description of the mineral claims comprising the Property

Refer to the materials attached hereto.

AmL 1513 EL Wase Local Government
AmL 1511 EL Plateau State Nigeria

30/4/07

Fig 2: Topographical Map of Bashar project site. (sheet 192).


D I S T R I C T
E N D A M
AML 1513EL
10°08'30"
9°03'15"
9°03'15"
10°08'00"
10°08'30"
09°11'15"
5°15'00"
10°1'
P L A T E A U
East of Greenwich
SCALE 1
Miles
Feet 6000 0 2000 4000 6000 8000 10000 12000
Published by Directorate of Colonial Surveys D.C.S. 44
First Edition
CROWN COPYRIGHT RESERVED

30/4/07

Fig 1: Topographical map of Gimbi project site. (Amar sheet 213)


AMAR
NIGERIA 1:100,000
Amale
Feri
Biak
Nagogo
Tunga
Magaria
Barikin-Biak
Kaderko
Zuku
Mutum Biyu
Kukuki
Gimbi
AML 1511EL
AML 1510EL